Filed Pursuant to Rule 433

Registration Statement No. 333-277603 supplementing the

Preliminary Prospectus Supplement dated November 5, 2025

(To the Prospectus dated March 1, 2024)

INTERCONTINENTAL EXCHANGE, INC.

November 5, 2025

$600,000,000 3.950% SENIOR NOTES DUE 2028

$650,000,000 4.200% SENIOR NOTES DUE 2031

The information in this pricing term sheet relates to the offering (the “Offering”) of 3.950% Senior Notes due 2028 (the “2028 Notes”) and 4.200% Senior Notes due 2031 (the “2031 Notes,” and together with the 2028 Notes, the “Notes”) of Intercontinental Exchange, Inc. (the “Issuer”), and should be read together with the preliminary prospectus supplement dated November 5, 2025 relating to the Offering, and the accompanying prospectus dated March 1, 2024 included in the Issuer’s Registration Statement on Form S-3 (File No. 333-277603) (as supplemented by such preliminary prospectus supplement, the “Preliminary Prospectus”). Capitalized terms used but not defined herein have the meanings given in the Preliminary Prospectus.

Issuer:	Intercontinental Exchange, Inc.

Expected Ratings (Moody’s / S&P)*:	A3 / A- (Stable / Stable)

Securities:	2028 Notes: $600,000,000 3.950% Senior Notes due 2028 2031 Notes: $650,000,000 4.200% Senior Notes due 2031

Aggregate Principal Amount:	$1,250,000,000

Trade Date:	November 5, 2025

Settlement Date**:	November 17, 2025 (T+7)

Maturity Dates:	2028 Notes: December 1, 2028 2031 Notes: March 15, 2031

Interest Payment Dates:	2028 Notes: Semi-annually on June 1 and December 1 of each year, commencing on June 1, 2026 2031 Notes: Semi-annually on March 15 and September 15 of each year, commencing on March 15, 2026

Coupon (Interest Rate):	2028 Notes: 3.950% 2031 Notes: 4.200%

Day Count Convention:	30 / 360

Price to Public:	2028 Notes: 99.577% of the principal amount 2031 Notes: 99.219% of the principal amount

Benchmark Treasury:	2028 Notes: UST 3.500% due October 15, 2028 2031 Notes: UST 3.625% due October 31, 2030

Benchmark Treasury Price and Yield:	2028 Notes: 99-18 3⁄4 / 3.649% 2031 Notes: 99-11+ / 3.767%

Spread to Benchmark Treasury:	2028 Notes: T + 45 basis points 2031 Notes: T + 60 basis points

Yield to Maturity:	2028 Notes: 4.099% 2031 Notes: 4.367%

Optional Redemption:

Make-Whole Call:

2028 Notes: Prior to November 1, 2028 at T + 10 basis points

2031 Notes: Prior to February 15, 2031 at T + 10 basis points

Par-Call:

2028 Notes: On or after November 1, 2028

2031 Notes: On or after February 15, 2031

Net Proceeds to the Issuer (Before Estimated Offering Expenses and after Underwriting Discount):	$1,236,385,500

CUSIP / ISIN:	2028 Notes: 45865V AA8 / US45865VAA89 2031 Notes: 45865V AC4 / US45865VAC46

Joint Book-Running Managers:

BofA Securities, Inc.

J.P. Morgan Securities LLC
Wells Fargo Securities, LLC
Loop Capital Markets LLC
MUFG Securities Americas Inc.
Citigroup Global Markets Inc.
Fifth Third Securities, Inc.
Goldman Sachs & Co. LLC
Mizuho Securities USA LLC
PNC Capital Markets LLC
UBS Securities LLC

Senior Co-Managers:	BBVA Securities Inc. BMO Capital Markets Corp. Huntington Securities, Inc.

Co-Managers:	Academy Securities, Inc. ICBC Standard Bank Plc KeyBanc Capital Markets Inc. M&T Securities, Inc. SG Americas Securities, LLC

*

Note: An explanation of the significance of securities ratings may be obtained from the assigning rating agencies. Generally, rating agencies base their ratings on such material and information, and such of their own investigations, studies and assumptions, as they deem appropriate. The rating of Notes should be evaluated independently from similar ratings of other securities. A securities rating is not a recommendation to buy, sell or hold securities and may be subject to review, revision, suspension, reduction or withdrawal at any time by the assigning rating agency.

**

Note: Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in one business day, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes prior to the business day before delivery of the Notes will be required, by virtue of the fact that the Notes initially will settle in T+7, to specify alternative settlement arrangements to prevent a failed settlement.

The issuer has filed a registration statement (including a prospectus) with the Securities and Exchange Commission, or SEC, for the offering to which this communication relates. Before you invest, you should read the prospectus supplement and the accompanying prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, BofA Securities, Inc., J.P. Morgan Securities LLC or Wells Fargo Securities, LLC can arrange to send you the prospectus if you request it by contacting BofA Securities, Inc. toll-free at 1-800-294-1322, J.P. Morgan Securities LLC collect at 1-212-834-4533 or Wells Fargo Securities, LLC toll-free at 1-800-645-3751.

This communication should be read in conjunction with the preliminary prospectus supplement and the accompanying prospectus. The information in this communication supersedes the information in the preliminary prospectus supplement and the accompanying prospectus to the extent it is inconsistent with the information in such preliminary prospectus supplement or the accompanying prospectus.

ANY DISCLAIMER OR OTHER NOTICE THAT MAY APPEAR BELOW IS NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMER OR NOTICE WAS AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT BY BLOOMBERG OR ANOTHER EMAIL SYSTEM.

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